Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Agreement (the “Agreement”) is made as of March 21, 2008, by and between FAMOUS DAVE’S OF AMERICA, INC., a Minnesota corporation (the “Company”), and Wilson L. Craft (the “Executive”).
W I T N E S S E T H
     WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions stated in this Agreement; and
     WHEREAS, Executive desires to accept that employment pursuant to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:
     I. EMPLOYMENT
     1.1 Employment as Chief Executive Officer. The Company hereby employs Executive as Chief Executive Officer and Executive accepts such employment pursuant to the terms of this Agreement. Executive shall report to and take direction from the Chairman of the Board of Directors (the “Board”) and the Board. All other employees of the Company will report, directly or indirectly, to Executive. Executive will perform those duties which are usual and customary for a Chief Executive Officer of a restaurant enterprise. Executive shall be employed at the Company’s corporate offices. He shall perform his duties in a manner reasonably expected of a Chief Executive Officer of a restaurant company and as directed by the Board and its Chairman.
     1.2 Term. Unless terminated by Executive or the Company pursuant to Article III hereof, Executive’s employment pursuant to this Agreement shall be for an initial term of one (1) year commencing on April 21, 2008. The term of this Agreement shall automatically be extended for successive periods of one (1) year each.
     1.3 Directorship. The Company shall appoint Executive as a member of the Board effective upon the commencement date of Executive’s employment and shall use its commercially reasonable efforts to cause Executive to be elected as a member of the Board throughout Executive’s term of employment hereunder, including without limitation nominating Executive for election as a director at each shareholders meeting during such term at which Executive’s term as a director would otherwise expire. Executive agrees to accept election, and to serve as director of the Company during the term of his employment hereunder without any compensation therefor other than as specified in this Agreement.

     II. COMPENSATION, BENEFITS AND PERQUISITES
     2.1 Base Salary. During the initial term and effectiveness of this Agreement, the Company shall pay Executive an annualized base salary (“Base Salary”) at the annual rate of Four Hundred Twenty-five Thousand Dollars ($425,000). The Base Salary shall be payable in equal installments in the time and manner that other employees of the Company are compensated. For purposes of determining Executive’s Base Salary during any renewal term, the Board or a compensation committee thereof (the “Compensation Committee”) will review Executive’s Base Salary at least annually and may, in its sole discretion, increase (but not decrease) it to reflect performance, appropriate industry guideline data or other factors.
     2.2 Bonus. The Company shall pay Executive a guaranteed bonus (the “Guaranteed Bonus”) equal to Seventy-five percent (75%) of Base Salary, prorated for the portion of the Company’s 2008 fiscal year during which Executive is employed by the Company. The Guaranteed Bonus shall be paid not later than March 15, 2009, provided that Executive is employed hereunder at the end of such fiscal year. Thereafter during the term of this Agreement, Executive shall be eligible to receive a performance-based bonus (the “Incentive Bonus”) of up to Seventy-five percent (75%) of Base Salary, the amount of which, if any, will be determined and paid based upon satisfaction of criteria determined by the Compensation Committee, which criteria is currently based upon achievement of annual Company earnings per share targets that are established at or prior to the commencement of each fiscal year. To the extent earned, the Incentive Bonus shall be paid not later than the 15th day of the third month after the end of the calendar year in which the Incentive Bonus is determined. The Compensation Committee may, in its sole discretion, review and revise the criteria for determining the amount of the Incentive Bonus in future years in conjunction with its annual review of Company’s executive compensation policies.
     2.3 Annual Long-Term Incentive Compensation. Commencing for the Company’s 2008 fiscal year, and during the term of this Agreement, Executive shall be entitled to participate in the Company’s annual long-term compensation plan(s), with the level of Executive’s participation being determined based upon One Hundred percent (100%) of Base Salary. The long-term compensation plan adopted by the Company for its 2008 fiscal year is the 2008-2010 Performance Share Program. The Compensation Committee may, in its sole discretion, review and revise the form of future annual long-term incentive compensation awards and the criteria for determining the how such awards are earned in conjunction with its annual review of Company’s executive compensation policies.
     2.4 Restricted Stock Units; Conditional Grant.
     (a) As additional compensation for the services to be rendered by Executive pursuant to this Agreement, the Company shall grant Executive an award of One Hundred Thousand (100,000) restricted stock units of the Company (the “Restricted Stock Units”), which grant shall be effective as of the commencement date of Executive’s employment hereunder. The Restricted Stock Units shall be governed by the terms of the Company’s 2005 Stock Incentive Plan, as the same may be amended from time to time (the “2005 Plan”), shall vest in three annual installments, in amounts as nearly equal as possible, on the three, four and five-year anniversaries of the grant date, and shall vest in its entirety upon a “Change of Control” as defined in Section 3.2. To the extent then vested, the Restricted Stock Units shall be distributed in the form of common stock of the Company on the applicable distribution date set forth in a restricted stock unit agreement, the form of which is attached hereto as Exhibit 10.2 (the “RSU Agreement”).
     (b) As of the date of this Agreement, the Board has approved amendments to the 2005 Plan that include, among other things, expanding the type of incentives that may be granted thereunder to include restricted stock units (the “Plan Amendment”). The Company shall submit a proposal (the “Plan Proposal”) to the Company’s shareholders at its 2008 annual shareholders meeting (the “Annual Meeting”) to approve the Plan Amendment and the Board shall recommend that shareholders vote in favor of the Plan Amendment. Executive acknowledges that the grant of the Restricted Stock Units pursuant to Section 2.4(a) is subject in all respects to receipt of shareholder approval for the Plan Proposal at the Annual Meeting or any adjournment thereof.
     (c) In the event the Plan Proposal is not approved by the Company’s shareholders at the Annual Meeting or any adjournment thereof: (i) the grant of Restricted Stock Units shall become null and void and the RSU Agreement shall have no further force or effect; and (ii) effective as of the date of the Annual Meeting, the Company shall grant Executive an award of One Hundred Thousand (100,000) shares of restricted common stock of the Company (“Restricted Stock”), which grant shall be in lieu of the Restricted Stock Units and shall be made as of the date the Annual Meeting is finally adjourned. If applicable, the grant of Restricted Stock shall be governed by the 2005 Plan and shall contain transfer and forfeiture restrictions that shall lapse, if at all, in three annual installments, in amounts as nearly equal as possible, on the three, four and five-year anniversaries of the commencement date of Executive’s employment under this Agreement. In connection with such grant, Executive shall enter into a Restricted Stock Agreement with the Company, which shall incorporate the foregoing vesting schedule and other terms and conditions customarily included in a restricted stock agreement.
     2.5 Vacation. Executive shall be entitled to four (4) weeks’ paid vacation, or such greater amount of time as determined by the Board or Compensation Committee.
     2.6 Employee Benefits. Throughout the term of this Agreement, Executive shall be entitled to the usual and customary benefits and perquisites that the Company generally provides to its other senior executives under its applicable plans and policies (including, without limitation, the Company’s comprehensive medical and dental plans, Non-Qualified Deferred Compensation Plan and Executive Elective Deferred Stock Unit Plan). If the Company adopts a benefit plan, Executive shall be entitled to the benefits which the Company provides to its other executives under such plan. Executive shall pay any contributions which are generally required of executives to receive any such benefits. Notwithstanding the foregoing: (a) any reimbursement of expenses incurred or the provision of in-kind benefits (including those under Section 2.7 below) during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year (except to the extent provided under any medical plan for aggregate caps on lifetime or other benefits); (b) the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     2.7 Relocation Expenses. Executive will be entitled to receive a six month housing allowance and will be reimbursed, on up to three separate occasions, for travel and lodging expenses incurred by Executive and his immediate family in connection with Executive’s relocation, all in accordance with the Company’s relocation/moving policies. In addition, the Company will reimburse Executive for the full amount of customary real estate brokerage commissions incurred in connection with a sale of his current Atlanta residence during the first three years of Executive’s employment hereunder, provided that Executive remains a continuing employee of the Company at the time of such sale.
     III. TERMINATION OF EXECUTIVE’S EMPLOYMENT
     3.1 Termination of Employment.
     (a) Executive’s employment under this Agreement may be terminated by Executive or the Company at any time and for any reason or no reason. Executive’s employment under this Agreement shall terminate immediately upon the death of Executive.
     (b) If (i) Executive’s employment is terminated by the Company for a reason other than a disability (pursuant to Section 3.3) not attributable to Executive’s employment hereunder, or “Cause” as defined in Section 3.2, (ii) Executive resigns for “Good Reason” as defined in Section 3.2, or (iii) Executive dies while performing the duties of his employment hereunder, then Executive shall, subject subsection 3.1(f) below, continue to receive as a severance payment, his Base Salary (the “Severance Payment”) and shall continue to receive benefits under the Company’s comprehensive medical and dental plans to which Executive was entitled at the time of termination or resignation (the “Insurance Benefits”) for a period of twelve (12) months following such termination or resignation, and shall not receive any additional compensation or bonuses; provided, however, that if Executive obtains other employment during such twelve (12) months, the Insurance Benefits will cease and the Company shall receive a dollar-for-dollar credit against its Severance Payment obligations hereunder in an amount equal to the compensation and benefits received by Executive in his new employment.
     (c) If, during the term of this Agreement, Executive’s employment with the Company is terminated by the Company for any reason (other than for “Cause”), or no reason, within twelve (12) months following a “Change of Control” of the Company, Executive shall, subject to subsection 3.1(f), continue to receive the Severance Payment and the Insurance Benefits for a period of twelve (12) months following such termination and shall also be entitled to receive the full amount of the Guaranteed Bonus (upon a Change of Control prior to the end of the Company’s 2008 fiscal year) or Incentive

Bonus (upon a Change of Control following the end of the Company’s 2008 fiscal year) for the year in which Change of Control occurs; provided, however, that if Executive obtains other employment during such twelve (12) months, the Insurance Benefits will cease and the Company shall receive a dollar-for-dollar credit against its Severance Payment obligations hereunder with respect to compensation and benefits received by Executive in his new employment.
     (d) Any employment termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. Except as expressly provided to the contrary in this section or applicable law, Executive’s rights to pay and benefits shall cease on the date his employment under this Agreement terminates.
     (e) Except as provided in subsection 3.1(f) below, all Severance Payments due pursuant to this Article III shall be made at the times and in the manner that Executive’s Base Salary, Guaranteed Bonus or Incentive Bonus would have been paid but for the termination of Executive’s employment and shall otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”), and all Insurance Benefits shall be provided at the same time and under the same conditions as such Insurance Benefits would have been provided but for the termination of Executive’s employment.
     (f) If, as of the date Executive’s employment is terminated: (a) the Company’s common stock is publicly traded (as determined under Section 409A), (b) Executive is a “specified employee” (as determined under Section 409A), and (c) any portion of the amounts payable under subsections 3.1(b) or (c) above would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of the Company following the six month anniversary of the date of Executive’s employment termination (or, if earlier, the date of his death), and shall include a lump sum equal to the aggregate amounts that Executive would have received had payment of this excess amount commenced following the date of Executive’s employment termination as provided in subsection 3.1(b) or (c), with interest at the “prime rate” as published in The Wall Street Journal. If Executive continues to perform any services for the Company (as an employee or otherwise) after the date of Executive’s employment termination, such six month period shall be measured from the date of Executive’s “separation from service” as defined pursuant to Section 409A.
     (g) If Executive is then serving as a member of the Board, Executive shall be deemed to have resigned as a member of the Board upon termination of Executive’s employment for any reason, such resignation to be effective as of the date of such termination.
     3.2 Definitions. For purposes of this Article III:

     (a) “Cause” shall mean only the following: (i) any drunkenness or use of drugs that interferes with the performance of Executive’s obligations under this Agreement, and continues for more than ten (10) days after a written notice to Executive; provided, however, that the Company shall have the right to prevent Executive from performing his duties hereunder and from entering the offices of the Company during any such period; (ii) Executive’s indictment for or conviction of (including entering a guilty plea or plea of no contest to) a felony or any crime involving moral turpitude, fraud, dishonesty or theft; (iii) any material dishonesty of Executive involving or affecting the Company, or any willful misappropriation of the funds or property of the Company; (iv) any willful or intentional act of Executive having the effect or reasonably likely to have the effect of injuring the reputation, business or business relationships of the Company in a material way; (v) any willful or intentional breach by Executive of a fiduciary duty to the Company; and (vi) any material breach (not covered by any of the above clauses) of any material term, provision or condition of this Agreement, if such breach is not cured (to the extent curable) with ten (10) days after written notice thereof is received by Executive from the Chairman of the Board.
     (b) “Good Reason” shall mean only the following: (i) Executive has been demoted; or (ii) Executive has incurred a substantial reduction in his authority or responsibility; provided, however, that in either event: (a) Executive has provided written notice to the Chairman of the Board of the existence of the event giving rise to termination for Good Reason within a period not to exceed ninety (90) days following its initial occurrence; (b) the Company has failed to cure such event within a period of (30) days following the Chairman of the Board’s receipt of such notice from Executive; and (c) Executive terminates his employment with the Company within a limited period of time not to exceed thirty (30) days following the expiration of the Company’s cure period under subsection (b) above.
     (c) “Change of Control” shall mean the occurrence of any of the following events: (i) any person or group of persons becomes the beneficial owner of thirty-five percent (35%) or more of any equity security of the Company entitled to vote for the election of directors; (ii) a majority of the members of the board of directors of the Company is replaced within the period of less than two (2) years by directors not nominated and approved by the board of directors; or (iii) the stockholders of the Company approve an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation) or to merge or consolidate with or into another corporation except for a merger whereby the stockholders of the Company prior to the merger own more than fifty percent (50%) of the equity securities entitled to vote for the election of directors of the surviving corporation immediately following the merger.
     3.3 Disability. If Executive has become disabled such that he cannot perform the essential functions of his job with or without reasonable accommodation, and the disability has continued for a period of more than ninety (90) days, the Board may, in its discretion, terminate his employment under this Agreement. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of the Company during the period he remains disabled. All benefits provided under this Section 3.3 shall comply with the requirements of Sections 3.2(f) above and Section 409A.
     3.4 Notice. Executive must provide the Company with at least 30 days’ written notice if Executive desires to terminate his employment under this Agreement.
     IV. CONFIDENTIALITY
     4.1 Prohibitions Against Use. Executive acknowledges and agrees that during the term of this Agreement he will have access to various trade secrets and confidential business information (“Confidential Information”) of the Company. Executive agrees that he shall use such Confidential Information solely in connection with his obligations under this Agreement and shall maintain in strictest confidence and shall not disclose any such Confidential Information, directly or indirectly or use such information in any other way during the term of this Agreement or following the termination thereof. Executive further agrees to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this Section shall not apply to information which (i) was in possession of an Executive prior to receipt from the Company, or (ii) is or becomes generally available to the public other than as a result of a disclosure by the Company, its directors, officers, employees, agents or advisors, or (iii) becomes available to Executive from a third party having the right to make such disclosure.
     4.2 Remedies. Executive acknowledges that the Company’s remedy at law for any breach or threatened breach by Executive of Section 4.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.
     V. NON-COMPETITION
     5.1 Agreement Not to Compete. Executive agrees that, on or before the date which is two (2) years after the date Executive’s employment under this Agreement terminates, he will not, unless he receives the prior approval of the Board, directly or indirectly engage in any of the following actions:
     (a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose primary business is the retail sale of barbequed food. However, nothing in this subsection (a) shall preclude Executive from holding (i) less than one percent (1%) of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market, or (ii) holding an interest in the restaurant concepts which Executive was involved with in the last year preceding the date of this Agreement.
     (b) Intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company, any person who is employed by or otherwise engaged to perform services for the Company (including, but not limited to, any independent sales representatives or organizations), whether for Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization.
If the scope of the restrictions in this section are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.
     5.2 Remedies. Executive acknowledges that the Company’s remedy at law for any breach or threatened breach by Executive of Section 5.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.
     VI. INTELLECTUAL PROPERTY
     In consideration of the Company’s employment of Executive hereunder, Executive acknowledges that any and all patents, licenses, copyrights, trade names, trademarks, assumed names, service marks, promotional/marketing/advertising campaigns, designs, logos, slogans, computer software and other intellectual property developed, conceived or created by Executive in the course of his employment by the Company, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of the Company (collectively, “Developments”) shall be, as between the Company and Executive, the sole and absolute property of the Company and Executive agrees that he will at the Company’s request and cost take whatever action is necessary to secure the rights thereto by patent, copyright, assignment or otherwise to the Company. Executive agrees to make full and prompt disclosure to the Company of all such Developments arising during the term of this Agreement.
     VII. MISCELLANEOUS
     7.1 Key Man Insurance. If reasonably requested by the Company, Executive shall cooperate and take such actions as are reasonable and necessary to assist the Company in obtaining key man life insurance on Executive for the benefit of the Company.
     7.2 Amendment. This Agreement may be amended only in writing, signed by both parties.

     7.3 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto.
     7.4 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, provided that this Agreement may not be assigned by Executive.
     7.5 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:
           If to the Company, to:
                      Famous Dave’s of America, Inc.
                      12701 Whitewater Drive, Suite 200
                      Minnetonka, MN 55343
                      Attention: Chairman of the Board
           With a copy to:
                      William M. Mower, Esq.
                      Maslon Edelman Borman & Brand, LLP
                      3300 Wells Fargo Center
                      90 South Seventh Street
                      Minneapolis, MN 55402-4140
           If to Executive, to:
                      Wilson L. Craft
                      9885 Nature Mille Road
                      Alpharetta, GA 30022
or to such other addresses as either party may designate in writing to the other party from time to time.
     7.6 Survival. The provisions of Article IV, V and VI shall survive any termination of this Agreement.

     7.7 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
     7.8 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.
     7.9 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.
     7.10 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitration award shall be subject to review only in the manner provided in the Uniform Arbitration Act as adopted in Chapter 572, Minnesota Statutes, as the Act is amended at the time of submission of the issue to arbitration. The arbitrator(s) shall have the authority to award the prevailing party its costs and reasonable attorneys’ fees which shall be paid by the non-prevailing party. In the event the parties hereto agree that it is necessary to litigate any dispute hereunder in a court, the non-prevailing party shall pay the prevailing party its costs and reasonable attorneys’ fees.
     7.11 No Conflict. Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by Executive upon his performance of his duties pursuant to this Agreement.
     7.12 Counterparts. This Agreement may be executed in counterparts, but each of these counterparts shall, for all purposes, be deemed to be an original, but both counterparts shall together constitute one and the same instrument.
     7.13 Compliance with Section 409A. To the extent any provision of this Agreement may be deemed to provide a benefit to Executive that is treated as non-qualified deferred compensation pursuant to Section 409A, such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Section 409 or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Section 409A and does not cause any such reduction.
Signature Page Follows

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FAMOUS DAVE’S OF AMERICA, INC.
By:	/s/ K. Jeffrey Dahlberg
	Name:	K. Jeffrey Dahlberg
	Title:	Chairman

/s/ Wilson L. Craft
Wilson L. Craft

Signature Page to Wilson Craft Employment Agreement